PROSPECTUS SUPPLEMENT NO. 7

Filed Pursuant to Rule 424(b)(3)

TO PROSPECTUS DATED SEPTEMBER 20, 2007

Registration No. 333-144886

WIZZARD SOFTWARE CORPORATION

Supplement No. 7

to

Prospectus dated September 20, 2007

This Prospectus Supplement No. 7 supplements and amends certain information contained in our Prospectus, dated September 20, 2007, as supplemented by Supplement Nos. 1 through 6 thereto, dated November 20, 2007; March 19, 2008; December 2, 2008; March 31, 2009; June 19, 2009; and December 21, 2009, respectively. This Prospectus Supplement No. 7 should be read in conjunction with, and may not be delivered or utilized without, the Prospectus and Supplement Nos. 1 through 6.  This Prospectus Supplement No. 7 is qualified by reference to the Prospectus and Supplement Nos. 1 through 6, except to the extent that the information in this Prospectus Supplement No. 7 supersedes the information contained in the Prospectus and Supplement Nos. 1 through 6.

A new final sentence is added to the third paragraph under the heading “Selling Security Holders,” to read as follows:

“On February 10, 2010, the Company and Canada Pension Plan Investment Board (“CPPIB”), the sole current holder of our Common Stock Purchase Warrants issued on or about June 29, 2007 (the “Warrants”), executed a Warrant Amendment Agreement by which the parties agreed to amend CPPIB’s Warrant to provide for an immediate full cashless exercise in the amount of 50,000 shares of the Company’s common stock.  Upon the issuance of these shares, CPPIB’s Warrant is deemed canceled.”

INVESTORS IN THE COMMON STOCK SHOULD HAVE THE ABILITY TO LOSE THEIR ENTIRE INVESTMENT SINCE AN INVESTMENT IN THE COMMON STOCK IS SPECULATIVE AND SUBJECT TO MANY RISKS, INCLUDING OUR HISTORY OF OPERATING LOSSES.  SEE SECTION ENTITLED "RISK FACTORS" ON PAGE 5 OF THE PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT NO. 7 OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is February 11, 2010.